Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER ® (ticker: “SPXF3EV6”) (the “Index”) Underlying: January 16, 2025 Pricing date: Monthly Valuation dates: January 17, 2035 Final valuation date: January 22, 2035 Maturity date: Approximately at least 10.70% per annum*, paid monthly only if the closing value of the underlying is greater than or equal to the coupon barrier on the related valuation date. You are not assured of receiving any contingent coupon. Contingent coupon: 75% of the initial underlying value Coupon barrier: If on any autocall date the closing value of the underlying is above the initial underlying value, the notes will be automatically called for an amount equal to the principal plus the related contingent coupon Automatic early redemption: Monthly on valuation dates beginning after two years Autocall dates: 173070N82 / US173070N822 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: On any valuation date, (current closing value - initial underlying value) / initial underlying value Underlying return: If the notes are not automatically redeemed prior to maturity, you will receive at maturity, for each note you then hold, the stated principal amount plus the final contingent coupon payment, if applicable. Payment at maturity (if not autocalled): $1,000 per note Stated principal amount: Preliminary Pricing Supplement dated December 26, 2024 Pricing Supplement: Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 10 Year Autocallable Contingent Coupon Market - Linked Notes Based on SPXF3EV6 Hypothetical Payment per Note for a Valuation Date Prior to the Final Valuation Date** Hypothetical Redemption Hypothetical Payment for Valuation Date Hypothetical Underlying Return on Valuation Date Prior to the Final Valuation Date Redeemed $1,008.917 100.00% Redeemed $1,008.917 75.00% Redeemed $1,008.917 50.00% Redeemed $1,008.917 25.00% Redeemed $1,008.917 0.00% Notes not redeemed $8.917 - 5.00% Notes not redeemed $8.917 - 10.00% Notes not redeemed $8.917 - 25.00% Notes not redeemed $0.00 - 25.10% Notes not redeemed $0.00 - 50.00% Notes not redeemed $0.00 - 75.00% Notes not redeemed $0.00 - 100.00% *The actual contingent coupon rate will be determined on the pricing date. **Assumes that the valuation date is an autocall date and that the notes have not been previously redeemed. The hypotheticals assume that the contingent coupon will be set at the lowest value indicated in this offering summary.

Selected Risk Considerations • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if you do not receive one or more, or any contingent coupon payments. • The notes are riskier than notes with a shorter term. • You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than the coupon barrier. • The notes may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable. • The notes do not offer any upside exposure to the underlying. • The notes are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The notes are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defa ult s on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index. • The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index. • The Index may be adversely affected by a time lag in its volatility targeting mechanism. • The Index may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. • The performance of the Index will be reduced by a decrement of 6% per annum. • The Index may not fully participate in any appreciation of the Underlying Futures Index. • The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility. • The Index may significantly underperform the S&P 500® Index. • The Index has limited actual performance information. • An affiliate of ours participated in the development of the Index. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you shoul d read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC web sit e at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.